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                                                   EXHIBIT 5.2
                                                   Department of the Treasury

Internal Revenue Service
District Director                                   DEPARTMENT OF THE TREASURY

INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD 21201-0000
                                        Employer Identification Number:
Date: Oct. 10, 1994                         22-2699903
                                        File Folder Number:
MIDLANTIC CORPORATION                       521032588
METRO PARK PLAZA P O BOX 600            Person to Contact:
EDISON, NJ 08818                            MARK ROCKSTROH
                                        Contact Telephone Number:
                                            (202) 874-1295
                                        Plan Name:
                                             MIDLANTIC SAVINGS AND INVESTMENT
                                             PLAN
                                        Plan Number:  002

Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

        This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

        This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a) (4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

        This plan also satisfies the requirements of section 1.401(a) (4)-4(b) of the regulations with respect to the specific benefits, rights, or features for which you have provided information.

        This plan qualifies for Extended Reliance described in the last paragraph


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                                   -2-

MIDLANTIC CORPORATION

of Publication 794 under the caption "Limitations of a Favorable Determination Letter".

        The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                        Sincerely yours,

                                        /s/ Paul M. Harrington

                                        District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans
Addendum